Exhibit 99.1
For immediate release
July 30, 2024

AtriCure Reports Second Quarter 2024 Financial Results
•Worldwide revenue of $116.3 million – an increase of 15.2% year over year
•Positive cash flow generation of $8.1 million in second quarter 2024
MASON, Ohio, July 30, 2024 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced second quarter 2024 financial results.
“Our second quarter results reflect strong growth worldwide, underscored by our pain management and open AtriClip® franchises, as we continued to deliver exceptional patient outcomes across all therapies, while driving positive cash flow,” said Michael Carrel, President and Chief Executive Officer at AtriCure. “Entering the second half of 2024, we are advancing several clinical initiatives including our LeAAPS™ stroke reduction trial and introducing new products across our markets, with two cryoSPHERE® probes to reduce freeze times and the most advanced, smallest profile AtriClip® device. We also remain focused on improving the efficiency of our business.”
Second Quarter 2024 Financial Results
Revenue for the second quarter 2024 was $116.3 million, an increase of 15.2% over second quarter 2023 revenue (15.4% on a constant currency basis), reflecting continued adoption of our products by physicians globally and an acceleration in U.S. pain management and international franchises, as well as U.S. open appendage management which outpaced overall growth. On a sequential basis, worldwide revenue for the second quarter 2024 increased approximately 7% from the first quarter.
U.S. revenue was $95.5 million, an increase of $10.6 million or 12.5%, compared to the second quarter 2023. U.S. revenue growth was driven by sales across key product lines, highlighted by cryoSPHERE® probes for post-operative pain management, the AtriClip® Flex·V® device in appendage management, and the ENCOMPASS® clamp in open ablation. International revenue increased $4.7 million or 29.4% (30.4% on a constant currency basis) to $20.7 million, realizing significant growth across all franchises and most major geographic regions.
Gross profit for the second quarter 2024 was $86.8 million compared to $77.1 million for the second quarter 2023. Gross margin was 74.7% for the second quarter 2024, a decrease of 168 basis points from the second quarter 2023, reflecting less favorable geographic and product mix, as well as increased product costs compared to the prior year. Loss from operations for the second quarter 2024 was $7.2 million, compared to $4.1 million for the second quarter 2023. Basic and diluted net loss per share was $0.17 for the second quarter 2024, compared to $0.11 for the second quarter 2023.
Adjusted EBITDA for the second quarter 2024 is $7.8 million, a decrease of $0.2 million from second quarter of 2023. Adjusted loss per share for the second quarter 2024 was $0.17, compared to $0.12 for the second quarter 2023.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP financial measures. We discuss these non-GAAP financial measures and provide reconciliations to GAAP measures later in this release.
2024 Financial Guidance
AtriCure now expects full year 2024 revenue of approximately $456 million to $461 million, reflecting growth of approximately 15% at the midpoint of the range. Management continues to expect full year 2024 Adjusted EBITDA of approximately $26 million to $29 million, with improvements annually thereafter. Projected full year 2024 adjusted EBITDA represents a 34% to 49% increase over full year 2023. Full year 2024 adjusted loss per share is expected to be in the range of $0.74 to $0.82.

Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, July 30, 2024 to discuss second quarter 2024 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists, cardiothoracic and thoracic surgeons around the globe use AtriCure technologies for the treatment of Afib, reduction of Afib related complications, and post-operative pain management. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on X (formerly known as Twitter) @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of July 30, 2024. We assume no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible assets and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)” later in this release.
Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible assets, debt extinguishment and legal settlements. A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
United States Revenue:
Open ablation	$30,760	$27,002	$60,060	$52,144
Minimally invasive ablation	11,828	11,370	24,146	21,007
Pain management	15,006	12,590	27,745	23,658
Total ablation	57,594	50,962	111,951	96,809
Appendage management	37,945	33,941	73,837	66,283
Total United States	95,539	84,903	185,788	163,092
International Revenue:
Open ablation	9,170	7,722	17,072	15,008
Minimally invasive ablation	1,764	1,375	3,878	3,242
Pain management	1,241	439	2,178	667
Total ablation	12,175	9,536	23,128	18,917
Appendage management	8,555	6,479	16,204	12,403
Total International	20,730	16,015	39,332	31,320
Total revenue	116,269	100,918	225,120	194,412
Cost of revenue	29,425	23,841	57,008	47,726
Gross profit	86,844	77,077	168,112	146,686
Operating expenses:
Research and development expenses	20,416	17,438	40,261	32,765
Selling, general and administrative expenses	73,596	63,783	145,936	123,847
Total operating expenses	94,012	81,221	186,197	156,612
Loss from operations	(7,168)	(4,144)	(18,085)	(9,926)
Other expense, net	(587)	(881)	(2,756)	(1,497)
Loss before income tax expense	(7,755)	(5,025)	(20,841)	(11,423)
Income tax expense	253	93	436	171
Net loss	$(8,008)	$(5,118)	$(21,277)	$(11,594)
Basic and diluted net loss per share	$(0.17)	$(0.11)	$(0.45)	$(0.25)
Weighted average shares used in computing net loss per share:
Basic and diluted	46,909	46,266	46,814	46,187

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$114,020	$137,285
Accounts receivable, net	55,568	52,501
Inventories	73,654	67,897
Prepaid and other current assets	9,610	8,563
Total current assets	252,852	266,246
Property and equipment, net	42,175	42,435
Operating lease right-of-use assets	4,030	4,324
Goodwill and intangible assets, net	295,019	298,767
Other noncurrent assets	3,197	2,160
Total Assets	$597,273	$613,932
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$58,684	$72,036
Current lease liabilities	2,541	2,533
Total current liabilities	61,225	74,569
Long-term debt	61,865	60,593
Finance and operating lease liabilities	10,910	11,368
Other noncurrent liabilities	1,188	1,234
Total Liabilities	135,188	147,764
Stockholders' Equity:
Common stock	49	48
Additional paid-in capital	840,939	824,170
Accumulated other comprehensive loss	(569)	(993)
Accumulated deficit	(378,334)	(357,057)
Total Stockholders' Equity	462,085	466,168
Total Liabilities and Stockholders' Equity	$597,273	$613,932

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss, as reported	$(8,008)	$(5,118)	$(21,277)	$(11,594)
Income tax expense	253	93	436	171
Other expense, net	587	881	2,756	1,497
Depreciation and amortization expense	4,527	3,580	8,979	6,523
Share-based compensation expense	10,391	8,995	19,656	17,755
Gain from legal settlements	—	(412)	—	(4,412)
Non-GAAP adjusted income (adjusted EBITDA)	$7,750	$8,019	$10,550	$9,940
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss, as reported	$(8,008)	$(5,118)	$(21,277)	$(11,594)
Loss on debt extinguishment	—	—	1,362	—
Gain from legal settlements	—	(412)	—	(4,412)
Non-GAAP adjusted net loss	$(8,008)	$(5,530)	$(19,915)	$(16,006)
Basic and diluted adjusted net loss per share	$(0.17)	$(0.12)	$(0.43)	$(0.35)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	46,909	46,266	46,814	46,187